Exhibit 99.1

FOR IMMEDIATE RELEASE
August 11, 2009
Contact:
Legal Department
Seneca Gaming Corporation
716-299-1100

On August 8, 2009, the Tribal Council of the Seneca Nation of Indians suspended Maurice A. John, Sr. from the Board of Directors of Seneca Gaming Corporation and its subsidiaries (the “Corporation”) until such time as the Council again determines to consider the matter.  The Tribal Council explained that it had taken this action in light of an investigation into Nation payroll and other Nation payments made by Mr. John’s administration during Mr. John’s term as the Nation’s President, which expired in November 2008.   As noted above, Mr. John has been suspended from the Board, and as a result, such suspension also includes suspension from the positions of Treasurer of the Corporation and Chairman of the Audit Committee of the Corporation’s Board of Directors.

Cochise Redeye, Chairman of the Seneca Gaming Corporation Board of Directors, stated:

“We defer to, and respect, the Council’s action on this internal Nation issue relating to matters occurring during Director John’s term as Seneca Nation President.  Regardless of the outcome, we are hopeful that the Nation’s best interests will ultimately be served.  At the same time, from the Corporation’s perspective, I have every confidence in the Corporation’s governance structure and believe that the Board’s unanimous support of our governance initiatives over the past months has only served to strengthen that structure.”